Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement and Post-Effective Amendment No. 1 to Registration Statements Nos. 333-117249 and 333-130246 on Form S-8 pertaining to the 2011 Omnibus Incentive Compensation Plan of Zale Corporation of our reports dated October 3, 2012, with respect to the consolidated financial statements of Zale Corporation and the effectiveness of internal control over financial reporting of Zale Corporation included in its Annual Report (Form 10-K) for the year ended July 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
December 13, 2012